UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 25, 2022
Date of Report (Date of earliest event reported)

CAESARS ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36629	46-3657681
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
100 West Liberty Street, 12th Floor, Reno, Nevada 89501
(Address of principal executive offices, including zip code)
(775) 328-0100
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value	CZR	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 18, 2022, Caesars Entertainment, Inc., a Delaware corporation (the “Company”) approved a one-time equity award of restricted stock units (“RSUs”), with a target number of shares subject to the grant equal to 225,000 (the “RSU Award”) to Mr. Thomas R. Reeg, the Company’s Chief Executive Officer. The RSU Award is subject to the terms and conditions set forth in the Eldorado Resorts, Inc. Amended and Restated 2015 Equity Incentive Plan (the “Plan”).
The RSU Award is eligible to be earned based on the achievement of certain stock prices (the “Company Stock Price Hurdle”) over a three-year performance period commencing on February 25, 2022 and ending on February 25, 2025 (the “Performance Period”), subject to Mr. Reeg continuously holding the title of Chief Executive Officer (the “Service Condition”). The RSU Award will vest, if at all, in three possible tranches as indicated in the table below. Each of the three tranches will vest only if the Service Condition and applicable Company Stock Price Hurdle is achieved within the Performance Period, and each tranche may only be achieved once during the Performance Period. If a tranche is not achieved within the Performance Period, the corresponding RSUs will not vest, and all unvested RSUs at the end of the Performance Period will immediately be forfeited.
The amount of RSUs eligible to vest will not be determined through linear interpolation, except in connection with a Change in Control (as defined in the Plan). In the event of a Change in Control, the Company stock price and applicable Company Stock Price Hurdle will be based on the consideration received for a share by the Company’s stockholders in connection with the Change in Control. All vested RSU awards achieved according to each tranche will be issued as soon as reasonably practicable following the end of the Performance Period (or a Change in Control, if earlier), except in the event of certain terminations of service and in order to comply with Section 409A of the Internal Revenue Code.

Tranche	Company Stock Price Hurdle	Percentage of Total RSUs Eligible to Vest	Number of RSUs Vesting
1	$125	22.2%	50,000
2	$150	33.3%	75,000
3	$175	44.5%	100,000
If Mr. Reeg resigns, or is terminated by the Company for any reason, all then-unvested RSUs subject to the RSU Award will immediately be forfeited and canceled. Upon Mr. Reeg’s termination for Cause (as defined in his employment agreement), all RSUs will be forfeited, whether vested or unvested. If Mr. Reeg resigns without Good Reason (as defined in his employment agreement), all then-vested RSUs will be settled as soon as reasonably practicable following the end of the Performance Period. In the event Mr. Reeg is terminated without Cause, resigns for Good Reason, or is terminated due to death or Disability (as defined in his employment agreement), all then-vested RSUs will be settled within sixty (60) days of Mr. Reeg executing (and not revoking) a general release of all claims, subject to any further delay as required by Section 409A of the Internal Revenue Code.
All unvested RSUs subject to the RSU Award will be forfeited upon the earlier to occur of (i) Mr. Reeg failing to satisfy the Service Condition and (ii) the last trading day of the Performance Period. The RSU Award is also subject to the Clawback and Recoupment Policy adopted by the Board on February 27, 2019, as such policy may be amended from time to time. Any RSUs not vested at the time of forfeiture will be canceled and returned to the Company.
Mr. Reeg is also required to retain and hold any Shares acquired upon settlement of the RSUs (net of any Shares sold to satisfy tax withholding obligations) until the earliest of (i) the one (1)-year anniversary of the settlement date for such Shares or (ii) a Change of Control.
The foregoing description is not a complete description of the RSU Award and is qualified in its entirety by reference to the full text of the Restricted Stock Unit Award Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description
10.1	Restricted Stock Unit Award Agreement by and between Caesars Entertainment, Inc. and Thomas R. Reeg, dated February 25, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT, INC.

Date:	February 28, 2022	By:	/s/ Edmund L. Quatmann, Jr.
Edmund L. Quatmann, Jr.
Executive Vice President, Chief Legal Officer and Secretary